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                                                                     EXHIBIT 5.1


                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


                                  June 17, 1999


UTI Energy Corp.
16800 Greenspoint Park, Suite 225N
Houston, Texas  77060

Ladies and Gentlemen:

         We have acted as counsel for UTI Energy Corp., a Delaware corporation (the "Company"), in connection with the filing by it of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission for registration under the Securities Act of 1933, as amended, of up to 1,377,651 shares (the "Shares") of the Company's common stock, $.001 par value ("Common Stock"), and associated rights to purchase Common Stock. The Shares and Rights are to be issued in connection with a proposed merger (the "Merger") of NDS Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Sub"), with and into Norton Drilling Services, Inc., a Delaware corporation ("NDS"), pursuant to an Agreement and Plan of Merger dated April 26, 1999 (the "Merger Agreement"), by and among the Company, Sub, NDS and the primary stockholders of NDS.

         In connection with the foregoing, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Merger Agreement, the Restated Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the corporate proceedings with respect to the Merger and the proposed issuance of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares and Rights to be issued by the Company in connection with the Merger have been duly authorized for issuance and, assuming the Merger is approved by the stockholders of NDS and the Merger is effected, the Shares and Rights, when issued in accordance




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UTI Energy Corp.
June 17, 1999
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with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Proxy Statement/Prospectus contained in the Registration Statement.

                                             Very truly yours,

                                             Fulbright & Jaworski L.L.P.